Exhibit 99

For further information:

Leon P. Garfinkle
Optimal Robotics
(514) 738-8885
leong@optimal-robotics.com

FOR IMMEDIATE RELEASE

         Optimal Robotics to Seek Shareholder Approval of Agreement with Fujitsu at April 6, 2004 Annual and Special Meeting of Shareholders

MONTREAL, April 5, 2004 - Optimal Robotics Corp. (NASDAQ: OPMR) today announced that, in accordance with an order obtained from the Quebec Superior Court, Optimal shareholders will be asked to consider and approve the agreement executed on April 4, 2004 to sell its U-Scan self-checkout business to Fujitsu Transaction Solutions Inc. at Optimal's April 6, 2004 annual and special meeting of shareholders.

On February 16, 2004, Optimal announced that it had entered into an agreement in principle to sell its U-Scan business to NCR Corporation for US$30 million plus the assumption of certain liabilities.

On April 4, 2004, Optimal entered into a definitive agreement to sell its U-Scan business to Fujitsu for US$35 million plus the assumption of certain liabilities and provided notice today to NCR of the termination of the NCR Agreement.

The Fujitsu Agreement is substantially the same as the NCR Agreement, except in respect of the purchase price of US$35 million, which is significantly higher than the US$30 million purchase price offered by NCR, and a limited number of other terms, all of which are more favourable to Optimal. In addition to the payment to Optimal of the US$35 million purchase price, Fujitsu has agreed to reimburse to Optimal the US$3 million termination fee payable by Optimal to NCR and to reimburse Optimal for its reasonable costs in obtaining shareholder approval of the Fujitsu Agreement. NCR has notified Optimal that it is taking the position that Optimal solicited the US$35 million offer from Fujitsu in contravention of the NCR Agreement and that Optimal is therefore liable for damages in excess of the $3 million termination fee. NCR has delivered to Optimal a notice of dispute as the first step in the process of submitting the matter to arbitration under the terms of the NCR Agreement. Optimal believes that NCR's allegations have no merit, and Optimal will vigorously defend any proceedings commenced by NCR.

The special resolution approving the Fujitsu Agreement will be submitted to Optimal shareholders at Optimal's April 6, 2004 annual and special meeting of shareholders in lieu of the special resolution relating to the NCR Agreement contained in the Joint Management Information Circular and Proxy Statement dated March 5, 2004, which was mailed on March 11, 2004 to holders of record of Optimal Class "A" shares on March 5, 2004.

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All proxies given by Optimal shareholders to vote in favour or against the approval of the NCR Agreement at the Optimal Meeting will now be voted in favour or against the Fujitsu Agreement. Optimal shareholders wishing to revoke their previously submitted proxies may do so in accordance with the instructions contained in Optimal's March 5, 2004 Joint Management Information Circular and Proxy Statement.

The Optimal Board of Directors recommends that Optimal shareholders approve the Fujitsu Agreement.

Optimal Robotics Corp. (NASDAQ: OPMR) is a leading North American provider of self-checkout systems to retailers and depot and field services to retail, financial services and other third-party accounts. Optimal has approximately 1,000 employees, which includes approximately 800 software and hardware professionals, and facilities in upstate New York, Santa Ana, Calif., Toronto, Ontario, and Montreal, Quebec, and operations throughout North America. For more information about Optimal, visit the company's website at http://www.opmr.com/.

Optimal Robotics and U-Scan are registered trademarks of Optimal Robotics Corp. in the United States and other countries.